Exhibit 14

BHAV ACQUISITION CORP II

CODE OF ETHICS

1.	Introduction

The Board of Directors (the “Board”) of BHAV Acquisition Corp II, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), has adopted this code of ethics (the “Code”), which is applicable to all directors, officers, and employees of the Company, with the intent to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules, and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of violations of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Board. In this Code, references to the “Company” include, in appropriate context, the Company’s subsidiaries.

2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty, and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

Each person must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

●	Observe all applicable governmental laws, rules, and regulations.

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

●	Deal fairly with the Company’s customers, suppliers, competitors, and employees.

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

●	Protect the assets of the Company and ensure their proper use. All Company assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profit.

●	Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets and refrain from using corporate assets, information, or position for general personal gain outside the scope of employment with the Company.

●	Avoid conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative.

●	A “conflict of interest” arises when an individual’s personal interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her Company work objectively and effectively.

There are a variety of situations in which a conflict of interest may arise. While it would be impractical to attempt to list all possible situations, some common types of conflicts may be:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any customer, supplier, or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

●	the receipt of any money, non-nominal gifts, or excessive entertainment from any company with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any close relative;

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

●	any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

●	any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in public communications and in the reports and documents that the Company files with the SEC shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

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In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Audit Committee of the Board (the “Audit Committee”) (or the Chairman of the Board (if appointed) or a director of the Company if no Audit Committee exists) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules, and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to accounting and auditing matters.

5.	Reporting and Accountability

The Board or Audit Committee, as may be established by the Board, shall be responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential violation of this Code is required to notify the Chairman of the Board or Audit Committee promptly. Failure to do so is itself a violation of this Code.

Specifically, each person must:

●	Notify the Chairman promptly of any existing or potential violation of this Code.

●	Not retaliate against any other person for reports of potential violations that are made in good faith.

●	The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	The Board or Audit Committee, if one exists, will take all appropriate action to investigate any violations reported to it.

●	If the Audit Committee (if one exists) determines by majority decision that a violation has occurred, it will inform the Board.

●	Upon being notified that a violation has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee (if one exists) and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

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6.	Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers, or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

8.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary.

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IN WITNESS WHEREOF, the undersigned Directors have caused this Code to be executed on [●], 2026.

Giri Devanur	Chaitanya K. Setti

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